Press Release

Energy Services of America Corporation in Receipt of NYSE Market Notification of Commencement of Delisting proceedings.

Huntington, W. Va. – November 9, 2012

Huntington, W.Va. November 9, 2012/PRNewswire/--Energy Services of America (Amex: ESA) announced today that on November 6, 2012, Energy Services of America Corporation (the “Company”) received notice from the NYSE MKT LLC (“NYSE”) that the Company’s securities are subject to immediate delisting proceedings pursuant to Section 1009(c) of the NYSE Market Rules company guide.  Previously the NYSE had advised the Company that it was not in compliance with the NYSE’s continuing listing standards as set forth at Part 10 of the NYSE Market Rules company guide, specifically Section 1003(a)(iv) of the NYSE Market Rules company guide since the Company has sustained losses which, in the opinion of the NYSE are so substantial in relation to the Company’s overall operations or the Company’s existing financial resources, or the Company’s financial condition has become so impaired that it appears questionable in the opinion of the NYSE, as to whether the Company will be able to continue its operations and/or meet its obligations.

The Company is in the process of identifying market makers in its common stock.  The Company anticipates that the Company, along with its market makers will seek to have trades in the Company’s common stock reported on the Over the Counter market (“OTC”), although there can be no assurance that the Company will be successful.  If, and when, the OTC market begins reporting trades in the Company’s common stock, the OTC will assign the Company a new trading symbol, and the trading symbol ESA will no longer be used.

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.